SECOND AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT

GREAT-WEST FUNDS, INC.

This Second Amendment (this “Amendment”), effective June 10, 2020, is made to the Expense Limitation Agreement by and between Great-West Funds, Inc. (the “Fund”) and Great-West Capital Management, LLC (the “Adviser”).

WHEREAS, the Adviser and the Fund are parties to an Expense Limitation Agreement dated September 30, 2011, as amended on May 1, 2014 (the “Agreement”); and

WHEREAS, the Adviser and the Fund desire to amend the Agreement in accordance with Section 4.4 of the Agreement; and

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Adviser and the Fund agree as follows:

1.	Section 2. Right to Recoupment, of the Agreement is hereby deleted in its entirety and replaced with the following:

“2. Right to Recoupment. The Adviser shall be entitled to recoup from a Portfolio any such investment advisory fees waived or reduced and any such payments made in accordance with Section 1.1 above within three years after the occurrence of any such waiver, reduction and/or payment; provided the Portfolio Other Expenses, including such recoupment, do not exceed the limits in Schedule A. Any amounts recouped from a class of a Portfolio shall be recouped in accordance with the principles of the Portfolio’s Multiple Class Plan pursuant to Rule 18f-3 under the 1940 Act.”

2.	In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

3.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.	Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers as of the Effective Date.

GREAT-WEST CAPITAL MANAGEMENT, LLC

Attest:	/s/ Ryan L. Logsdon	By:	/s/ Jonathan D. Kreider

Name:	Ryan L. Logsdon	Name:	Jonathan D. Kreider

Title:	Vice President, Counsel & Secretary	Title:	President & Chief Executive Officer

GREAT-WEST FUNDS, INC.

Attest:	/s/ Ryan L. Logsdon	By:	/s/ Mary C. Maiers

Name:	Ryan L. Logsdon	Name:	Mary C. Maiers

Title:	Vice President, Counsel & Secretary	Title:	Chief Financial Officer & Treasurer

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